Exhibit 5

(Foley & Lardner LLP letterhead)
August 5, 2010	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com CLIENT/MATTER NUMBER 083697-0219

Integrys Energy Group, Inc.
130 East Randolph Drive
Chicago, Illinois  60601

Ladies and Gentlemen:

We have acted as counsel for Integrys Energy Group, Inc., a Wisconsin corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 3,000,000 shares of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”), that may be issued pursuant to the Integrys Energy Group, Inc. 2010 Omnibus Incentive Compensation Plan (the “Plan”).   In addition to the 3,000,000 newly authorized shares of Common Stock noted above, the Plan is also authorized to issue (a) the shares of Common Stock remaining available for grant under the Integrys Energy Group, Inc. 2007 Omnibus Incentive Compensation Plan (the “2007 Plan”) as of May 13, 2010 and (b) the shares of Common Stock subject to awards outstanding under the 2007 Plan and the Integrys Energy Group, Inc. 2005 Omnibus Incentive Compensation Plan (the “2005 Plan”) as of May 13, 2010, but only to the extent that such outstanding awards are forfeited, expire or otherwise terminate without issuance.  The 2007 Plan shares and the 2005 Plan shares were registered on Form S-8 registration statements, Registration Nos. 333-150312 and 333-127890, respectively, on April 18, 2008 and August 26, 2005, respectively.

In connection with our representation, we have examined: (a) the Plan; (b) the Registration Statement; (c) the Restated Articles of Incorporation and Bylaws of the Company, as amended to date; (d) resolutions of the Board of Directors of the Company relating to the Plan and the Registration Statement; and (e) such other documents and records as we have deemed necessary to enable us to render this opinion.  In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.  We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

Based upon and subject to the foregoing, and assuming that (a) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (b) the Registration Statement will be effective and will comply with all applicable laws at the time the shares of Common Stock under the Plan are offered or issued as contemplated by the Registration Statement; and (c) all shares of Common Stock under the Plan will be issued and sold in compliance with applicable federal and

Foley & Lardner LLP
August 5, 2010

state securities laws and in the manner stated in the Registration Statement, we are of the opinion that:

1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

2. The shares of Common Stock covered by the Registration Statement, when issued and paid for pursuant to the terms and conditions of the Plan, and as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable, except as provided in the paragraph below.

With respect to paragraph 2 above, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case.  This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.  In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

FOLEY & LARDNER LLP